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[KPMG LLP LETTERHEAD]

             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Minnesota Life Insurance Company and
Policy Owners of Minnesota Life Variable Life Account:

We consent to the use of our report dated March 10, 2005 on the consolidated financial statements of Minnesota Life Insurance Company and subsidiaries and our report dated March 25, 2005 on the financial statements of Variable Annuity Account included herein and to the reference to our Firm under the heading "Auditors" in Part B of the Registration Statement.

Our report dated March 10, 2005 on the consolidated financial statements of Minnesota Life Insurance Company and subsidiaries refers to the adoption, effective January 1, 2004, of Statement of Position 03-1, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS.

                                       /s/ KPMG LLP

Minneapolis, Minnesota
April 26, 2005